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           SEVENTH AMENDMENT TO SAVINGS AND PROFIT SHARING PLAN FOR
                    EMPLOYEES OF FIRST INTERSTATE BANCSYSTEM
               (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1991)


     The Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc. (As Amended and Restated Effective January 1, 1991) (the "Plan") is hereby amended as follows, effective immediately:

                                   ARTICLE 1

     Section 3.2 of the Plan is modified to read in its entirety as follows:

     3.2 ELIGIBILITY SERVICE. An Employee shall receive credit for one year of Eligibility Service upon the first to occur of (a) or (b) below:

     (a) the completion of his initial 12-month period of employment as an Employee, provided he has completed at least 1,000 Hours of Service during such 12-month period; or

     (b) the completion of any Plan Year beginning after his Employment Commencement Date as an Employee during which he has completed at least 1,000 Hours of Service.

     In the case of Employees who were employed by First Citizens Bank of Bozeman, Montana on January 1, 1995, Eligibility Service shall include Hours of Service performed for First Citizens Bank of Bozeman, Montana prior to the time it became an Affiliate. In the case of Employees who were employed by First National Park Bank, N.A. on July 1, 1995, Eligibility Service shall include Hours of Service performed for First National Park Bank, N.A. prior to the time it became an Affiliate. IN THE CASE OF EMPLOYEES WHO WERE EMPLOYED IN EITHER THE HELENA, MONTANA OR BELGRADE, MONTANA BRANCH OF THE FIRST NATIONAL BANK OF MONTANA ON THE DATE ON WHICH SUBSTANTIALLY ALL THE OPERATING ASSETS OF SUCH BRANCH WERE ACQUIRED BY COMPANY OR AN AFFILIATE, ELIGIBILITY SERVICE SHALL INCLUDE HOURS OF SERVICE PERFORMED FOR FIRST NATIONAL BANK OF MONTANA PRIOR TO SUCH DATE.

     For purposes of determining the Eligibility Service of an individual who is an employee of First Interstate Bank of Wyoming, N.A., First Interstate Bank of Montana, N.A., Mountain Bank, SECURITY STATE BANK SHARES OR SECURITY STATE BANK AND TRUST COMPANY on the date such organization first becomes an Affiliate, service previously completed by the individual as an employee of either such organization (including service for any affiliated or predecessor entity taken into account for eligibility purposes in a qualified pension or profit sharing plan maintained by such organization) shall be taken into account to the same extent as service completed for an Employer.


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                                   ARTICLE 2

     Except as modified herein, all provisions of the Plan shall remain in full force and effect.

     DATED this 6th day of April, 1999.

                                       FIRST INTERSTATE BANCSYSTEM, INC.


                                       By: Terrill R. Moore
                                          ------------------------------------
                                        Its: Secretary
                                            ----------------------------------

                                                          "Company"


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